Exhibit 99.1

To Our Shareholders

We are proud of our record of achievement in 2003. Once again, we delivered the market leading performance that our shareholders have come to expect. This was a testament not only to the strength of our organization and its franchise position in the market, but also to our multifaceted business strategy that enables us to outperform throughout the business cycle.

In 2003, despite weak economic fundamentals, funds from operations (FFO) per share was up 5% while net income per share, which is increasingly becoming a more relevant measure of performance, was up 27%. This performance enabled us to increase our dividend by 7.5% at a time when many corporate dividends were under pressure. Most importantly, we generated a total return of 37% in 2003. Since we went public in 1997 through year-end 2003, we have generated a total annualized return of 17.6%. This performance substantially exceeds all of the major indices and clearly has made us a market leader in our industry.

Though our five-year record of double-digit FFO growth came to an end, we were very satisfied with the manner in which we achieved above-average earnings growth while continuing to significantly upgrade the quality of our real estate portfolio. As we look to the future, we are confident that we will continue to find multiple avenues of opportunity to create value and deliver earnings growth to our shareholders.

2003 In Review

Last year, historically low interest rates, increases in our national gross domestic product and rising consumer confidence failed to translate into meaningful business expansion. Job creation, the critical component of demand for all office companies, was essentially nonexistent as the national unemployment rate hovered around 6% for much of the year. Job growth was also inhibited by the much-debated outsourcing of back office and service sector jobs to locations in Southeast Asia and Mexico. While this resulted in productivity gains that are favorable for corporations, it is anathema to owners and operators of office buildings.

Despite the lack of job growth, New York City’s leasing market showed signs of life. There were 40 leasing transactions in 2003 in excess of 100,000 square feet as compared with just 23 in 2002. Law, health care, education, construction and leisure and hospitality service providers led the demand for additional space. Sublet availabilities peaked at 4.3% of total Midtown inventory in May and gradually improved to 3.8% at year-end.

We contributed significantly to New York’s leasing activity in 2003 by executing more than 250 leases covering over 1.5 million square feet of office space. The sheer volume of activity enabled us to achieve a 95.8% occupancy rate, far in excess of median occupancy levels in Midtown Manhattan. This high level of performance was directly attributable to our strong brand within our market and to the dedication and professionalism of our entire leasing and management team.

In contrast to the sluggish economic environment and the slowly improving leasing market, the 2003 acquisitions market was white-hot. As we predicted in the beginning of 2003, the investment sales market for well-located commercial office properties remained very strong. There were approximately 40 transactions comprising $9.5 billion of sales during the year. Observers who wondered whether “bubble” pricing for assets could be sustained saw voracious competition for assets. The majority of these buyers were not institutions or foreign syndicators but rather local individuals and entrepreneurs looking for tax sheltered yields that will be levered into high single-digit current returns. While these acquirers are counting on recovery in rents from recent historical lows, the ability to generate increases in properties’ bottom lines may be overwhelmed by interest rate increases on highly leveraged investments. Accordingly, we expect that many of these buyers may become sellers over the next three to five years.

We took advantage of the strong demand for office buildings by selling three non-core properties into the heated marketplace, raising $98 million of capital and generating $26 million, or $0.67 per share, of capital gains. Disposing of non-core properties continued to be an excellent way of accessing low-cost equity as well as increasing our management productivity by eliminating buildings with lower operating margins.

In 2003, we executed on a very deliberate strategy of continuing to assemble one of the largest and finest office portfolios in Manhattan. We acquired these properties at deep discount to replacement cost and often at meaningful discounts to market value. Our commitment to upgrading the overall quality of the Company’s portfolio was evidenced by the four major acquisitions we completed in 2003: The News Building, 125 Broad Street, 461 Fifth Avenue and at year end, our largest acquisition to date, a 45% ownership interest in the world famous McGraw-Hill Companies Building, located at 1221 Avenue of the Americas. These acquisitions further enhanced the overall quality of our portfolio and will contribute meaningfully to the Company’s long-term earnings growth and net asset value appreciation.

In order to more closely align our capital structure with the stable, high quality assets we purchased, we pursued two interrelated goals: raising permanent capital and fixing and extending the duration of our debt. The first step in the process was our conversion of the $115 million of our term convertible preferred stock into common stock. We followed up this transaction with a very successful $157 million offering of 7 5/8% preferred stock at historically tight spreads to the 30-year Treasury and at a rate less than the going-in yield on our immediate use of proceeds, the acquisition of 1221 Avenue of the Americas. Finally, in January 2004 we issued $74 million of common stock at what was at the time an all-time closing high.

To further strengthen our balance sheet, we coupled our equity transactions with a program of progressively fixing and extending our liabilities. The key financing transactions of our year were the extension and expansion of our $300 million corporate line of credit and the $210 million first mortgage financing of The News Building at a rate of 5.23%. All of these transactions have positioned us to remain competitive in the rising interest rate environment we believe is just on the horizon.

2004 National and New York Markets

The stage certainly seems to be set for a significant economic expansion over the next two years. The national economy is projected to grow by approximately 4% in 2004 and there is a convergence of monetary stimuli resulting from low interest rates, abundant lending credit and income tax refunds, which are projected to be 4% higher than last year. Home refinancing resulted in over $600 billion of excess “cash out” proceeds in 2002 and 2003. These volumes are expected to continue unabated if rates stay low in 2004. Together, these trends should add up to significant economic expansion over the next few years.

We expect that the leasing market in New York will improve despite double-digit vacancy rates, given the following encouraging signs. Midtown began the year at relative market equilibrium as vacancy rates in Midtown have stabilized at 12% on an inventory of 231 million square feet and, as mentioned earlier, the supply of sublet space has begun to decline. There is minimal new construction on the immediate horizon. Four projects, totaling over four million square feet of office space, will be completed this year and only one million square feet of this new space is available for lease. Furthermore, few new major speculative projects are slated for construction over the next three years.

In addition, we firmly believe that New York City will be the primary beneficiary of a growing economy given its continuing reign as financial capital of the world. Already there is evidence that the New York City economy is poised for improvement. Notably, in 2003, Wall Street’s profits rose to their highest levels since 2000. The financial services sector, which accounts for approximately 20% of all nongovernmental revenues in New York City, is hiring again, contributing to the absorption of shadow space that had been weighing on the office market. We anticipate it is only a matter of time (and not much time at that) before meaningful job growth will resume after a three-year hiatus. Furthermore, New York City has the most dynamic and diverse economy of all major U.S. cities. Its highly skilled, creative workforce will be less susceptible to the economic pressures created by outsourcing jobs abroad.

Avenues of Opportunity

We are approaching an unprecedented crossroad in the market where demand for income-producing hard assets is at a peak and at the same time, rents are at historical lows. We do not subscribe to the often-stated theory that real estate has gone through a ‘structural’ pricing change, but rather we believe that investors have responded quite rationally to a dramatically reduced cost of capital. We also believe that investment patterns will change when the cost of capital rises again, as it inevitably will. Until then, we believe the challenge is not in predicting when such a change will occur, but instead in determining how to tailor the Company’s operating and investment strategy to the current market in order to maximize earnings and return on equity while mitigating risks. In this regard, we are confident of our ability to identify opportunities in our sharply focused marketplace, and to act upon them in advance of our competition.

In 2004, our disposition strategy will carry over from 2003. We will continue to sell mature, non-core properties as it is an important element in our business plan. And as we have done in the past, we will try to continue to reinvest our gains into better quality assets via 1031 exchanges, or other structured transactions, that maximize earnings growth by reducing or eliminating income taxes on such gains, and allow us to fund our growth with internally generated capital.

We will also continue our acquisition strategy of purchasing assets via non-marketed, highly negotiated transactions. We are proud of our ability to provide owners with solutions to complicated ownership, governance and tax-related matters, which in turn gives us distinct advantages when negotiating for new investments. We are unique in our ability to combine intellectual capital along with various forms of tax efficient currency to create acquisition strategies that are compelling for owners and that result in efficient pricing for the Company. In this manner, we add value for our shareholders upfront on the “buy” in addition to adding value through a redevelopment or repositioning program.

Structured Finance—Expanding Market Niche

We believe the Company’s structured finance business will continue to provide us with a distinct competitive advantage in our market. Because of our structured finance activities, our market breadth is much greater than if we focused solely on equity investments. The structured finance program has expanded as the Company has grown and we are now considered the undisputed leader in providing subordinate mortgage financing, mezzanine capital and preferred equity in the Manhattan marketplace, having generated over $500 million of investment activity in 29 discreet investments over the past six years. While cap rates have fallen in response to the enormous demand for real estate equity, spreads on our structured finance business held up well throughout 2003. Unfortunately, we expect that structured finance spreads will come under increasing and significant pressure as many traditional equity participants seek to replicate our successful business plan. However, the proprietary acquisition pipeline that we source from the structured finance program will mitigate the potential impact on earnings due to spread compression. So far, the structured finance program has resulted in four proprietary acquisition opportunities, a significant contribution to the Company’s real estate investment business.

Currently we are evaluating strategic alternatives of funding the structured finance business so that it can be competitive in a lower rate environment, and have adequate capital to support growth and limit our aggregate investment in the business. We are exploring the merits of accessing third-party capital to continue the expansion of this highly successful business in the coming years.

In Closing

This year marks the departure of Michael Reid, our Chief Operating Officer, who played a significant role in elevating the Company’s position in the capital markets and establishing sound balance sheet strategies for the Company. We thank Michael for his outstanding contribution to the Company and wish him well as he embarks on a new career as President of a company active in the development of natural gas and oil fields. In February 2004, Gregory Hughes was appointed as our Chief Financial Officer. He has consolidated responsibilities previously handled by Michael Reid and certain of the responsibilities of Tom Wirth, our former Chief Financial Officer. With Greg’s arrival, we believe that we have assembled one of the premier management teams in the industry, capable of building on prior successes and of leading the Company into the next phase of growth and achievement.

Stephen L. Green

Chairman of the Board;

Executive Committee

Marc Holliday

President and Chief Executive Officer;

Director, Executive Committee

It is with great pleasure and no small measure of pride, that Marc Holliday has been promoted to Chief Executive Officer. It is no coincidence that during Marc Holliday’s tenure, SL Green’s earnings and stock price have more than doubled. Marc, in his new role as CEO, is now responsible for the day-to day operations of SL Green and all Department Heads will report directly to him. Since his arrival at SL Green as Chief Investment Officer in 1998, I have witnessed his growth from a great “deal man” to an outstanding leader who has earned the respect of both our internal staff and his peers in the New York real estate community. Most importantly, in the tradition of SL Green, Marc’s word and handshake are relied upon as contractual.

While I am excited at our firm’s prospects for the future under Marc’s leadership, I also feel a certain sense of nostalgia when I think of the ending of an era. For over 20 years, my life has been devoted to first leading, and then transforming SL Green from a small owner of sidestreet buildings into the largest owner of New York office buildings and top ranked national office REIT in terms of total return and income growth.

Now, as Chairman of the Board, I will continue to play an active, full-time role in the development of market relationships, and real estate development and acquisition opportunities, while overseeing the firm’s long-term, strategic direction. On a personal level, while I must admit to some feelings of sentimentality at the transition of my role, on a professional level, with Marc and I remaining as partners for the future growth of SL Green Realty Corp., I am certain that our best days are yet to come.

Very truly yours,

Stephen L. Green

Chairman of the Board;

Executive Committee